EXHIBIT 10.1

July 14, 2010

George Scangos, Ph.D

1015 Whitwell Road

Hillsborough, CA 94010

Re:	Resignation from Exelixis, Inc.

Dear George:

You have orally advised the Board of Directors (the “Board”) of Exelixis, Inc. (the “Company”) that you have resigned from your position as President and Chief Executive Officer of the Company, effective July 14, 2010 (the “Resignation Date”). You and the Board have discussed certain agreements and confirmations relating to your resignation. This letter agreement memorializes such agreements and confirmations.

In consideration of the confirmations and agreements hereinafter set forth in this letter agreement, you and the Company hereby agree as follows:

1.    Resignation. Effective as of the Resignation Date, you shall resign from your position as President and Chief Executive Officer of the Company and from each and every other position as an employee, officer or director of the Company, its subsidiaries or affiliated companies; provided, however, that you shall continue to serve as a member of the Board until the earlier of the following: (a) expiration of your current term at the 2011 annual meeting of the Company’s stockholders or to any other term to which you are elected, and (b) date when your successor to the Board is duly elected and qualified, or (c) your death, or resignation or removal from the Board.

2.    Equity Awards. As of the Resignation Date, all 981,302 unvested stock options and all 101,050 restricted stock units held by you shall cease to vest and be immediately cancelled. On and after the Resignation Date, you shall be entitled to retain all 3,274,998 outstanding unexercised stock options issued to you under the Company’s 2000 Equity Incentive Plan (the “2000 Plan”) that have vested on or before 11:59 p.m., California time, July 13, 2010 (the “Vested Options”) until the earlier of (a) the expiration of such Vested Options in accordance with the terms of the 2000 Plan and the applicable Stock Option Award Agreement, or (b) three months after the date you cease to provide “Continuous Service” as defined in the 2000 Plan, after which time any outstanding Vested Options that have not been exercised shall thereupon immediately be cancelled.

3.    Outstanding Compensation, Benefits, or Expenses Accrued on behalf of the Company. In a single check, you will receive a lump sum payment of $110,120.41 which includes payment for all hours worked up to and including the Resignation Date as well as payment for all 400 hours of accrued but unused vacation, less all statutory withholding amounts (including 401(k) retirement plan contributions), all in your position as President and

Chief Executive Officer of the Company. Such lump sum payment will be deposited to your account on file on July 14, 2010. You will continue to be covered under the Company’s group medical, dental, vision and life insurance programs until July 31, 2010, which expense shall be covered by the Company and you at the same proportionate rates as are being paid on the Resignation Date. Thereafter, you may continue to be covered under the Company’s group health insurance program, at your expense, for a period of 18 months (or such longer period as may be required by law) or until you become covered by any other group health plan, whichever occurs first. This continued coverage will be subject to and in accordance with the terms of the documents governing the program. Further, any expenses that you have accrued in your position as President and Chief Executive Officer of the Company up to and including the Resignation Date will be reimbursed to you in accordance with the Company policy for reimbursement of such expenses. Following the Resignation Date: (a) you will be entitled to compensation in accordance with the Company’s director compensation policies for so long as you serve as a non-employee director of the Company; and (b) the Indemnity Agreement dated April 1, 2000 between the Company and you shall continue in full force and effect in accordance with its terms and you shall continue to be entitled to the benefits thereof.

4.    No Other Payments or Benefits. Except as otherwise expressly provided in this letter agreement, you hereby acknowledge and agree that you are not entitled to any payment, compensation or benefits (whether statutorily or otherwise) from the Company in connection with this agreement and that, except as expressly set forth herein, you are not entitled to any severance or similar benefits under any agreement, plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company.

5.    Cooperation. You hereby agree that, following the Resignation Date, you shall make yourself reasonably available to assist and cooperate with the Company, its subsidiaries and affiliates, in connection with any matters relating to the business or affairs of the Company, its subsidiaries and affiliates, and any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation or arbitration related to the business of the Company, its subsidiaries and affiliates or to your services as an officer, director or employee of the Company, its subsidiaries and affiliates. You shall provide such assistance and cooperation at such time and place and in such manner as may be reasonably requested in good faith from time to time.

6.    Entire Agreement. This letter agreement represents the entire agreement of the parties concerning the subject matter of this letter agreement and, except as otherwise provided herein, shall supersede any and all previous contracts, arrangements or understandings with respect to such subject matter between the Company and you.

7.    Governing Law. The provisions of this letter agreement shall be construed in accordance with, and governed by, the laws of the State of California, without regard to principles of conflict of laws.

8.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.    Acknowledgement. You have entered into this letter agreement having had the benefit of independent legal advice.

Please acknowledge your agreement to the foregoing by signing in the place provided below.

Very truly yours,

/s/ Pamela A. Simonton

Pamela A. Simonton, J.D. LLM

ACKNOWLEDGED AND AGREED:

/s/ George Scangos
George Scangos, Ph.D

Date:	July 22, 2010

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